Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

EQONEX LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees Previously Paid	Equity	Ordinary shares	Rule 457(c)			$903,101.98	(1)	0.0001091	$98.53
	Total Offering Amounts					$903,101.98			$98.53
	Total Fees Previously Paid								$98.53
	Total Fee Offsets
	Net Fee Due								$0

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $5.83, which is the average of the high and low prices of the registrant’s ordinary shares on August 12, 2021 on the Nasdaq Stock Market.